Exhibit 99.1

BrainStorm Announces Receipt of Approximately $3.1 Million from Warrant Exercises

NEW YORK, NY & PETACH TIKVAH, ISRAEL – January 7, 2015 - BrainStorm Cell Therapeutics Inc. (NASDAQ:BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, today announced that since January 2, 2015 it has received approximately $3.1 million from the exercise of warrants for approximately 700 thousand shares, which were issued in a June 2012 private placement.

“We are pleased that investors in the 2012 financing have been able to exercise these warrants, which will expire later this month,” stated Tony Fiorino, MD, PhD, BrainStorm’s CEO.  “The cash further bolsters our balance sheet and will support our clinical and preclinical research efforts, including the planned multi-dose study of NurOwn™ in amyotrophic lateral sclerosis.”

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn™ technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University.  NurOwn™ has been administered to over 30 patients with ALS in clinical trials conducted in Israel, and is currently being studied in a randomized, double-blind, placebo-controlled clinical trial in the United States.  For more information, visit the company’s website atwww.brainstorm-cell.com.

Safe Harbor Statement – Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”, and similar terms and phrases are intended to identify these forward-looking statements.  The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.  These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements.  The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contacts

Media:

Tony Fiorino, MD, PhD

Chief Executive Officer

BrainStorm Cell Therapeutics Inc.

Phone: (646) 666-3188

info@brainstorm-cell.com

Investors:

Michael Rice

LifeSci Advisors, LLC

Phone: 646-597-6979

mrice@lifesciadvisors.com